November 5, 2009

Alliance Data’s Epsilon Signs New Agreement with Visa

Alliance Data’s Epsilon business announced today that it has signed a new multi-year agreement with San Francisco-based Visa, a global payments technology company (NYSE:V) to develop, host and operate Visa’s next generation loyalty program for its issuers.

Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. In 2008, Visa total revenues were $6.3 billion. Visa’s loyalty program, which is currently utilized by more than 500 Visa issuers, is a points-based loyalty rewards program that allows cardholders to accumulate points for every qualifying transaction. Points earned for each transaction are set by the card issuer and are redeemable for merchandise, travel and other discounts or incentives the issuer wants to promote.

Under terms of the agreement, Epsilon will provide strategic consulting, loyalty technology development, database hosting, permission-based email marketing, and creative services, including direct mail development and fulfillment. The comprehensive solution will allow each participating Visa issuer the ability to customize the loyalty program rewards structure including the look and feel, branding, incentives, direct mail communications, and email communications.

Epsilon will host and manage the multi-issuer loyalty program including website support for each issuer. Epsilon will also provide interactive marketing services such as a customized dialogue marketing tool to enhance the cardholder experience at multiple touchpoints; points/bonus determination; and the web-based call center application utilized by customer service representatives to support cardholders.

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